Exhibit 5.1

Reed Smith LLP
101 Second Street
Suite 1800
San Francisco, CA 94105-3659
Tel +1 415 543 8700
Fax +1 415 391 8269
reedsmith.com

January 8, 2019

Jaguar Health, Inc.

201 Mission Street, Suite 2375

San Francisco, California 94105

Ladies and Gentlemen:

We have acted as counsel to Jaguar Health, Inc. (f/k/a Jaguar Animal Health, Inc.), a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of an aggregate of up to 5,633,333 shares (the “Shares”) of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-220236) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of the Shares as set forth in a prospectus supplement dated January 8, 2019 (the “Prospectus Supplement”) and the accompanying prospectus dated September 14, 2017 (the “Base Prospectus”). All of the Shares are to be sold by the Company pursuant to the Common Stock Purchase Agreement, dated January 7, 2019, between Oasis Capital, LLC and the Company (the “Purchase Agreement”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that:

i.                  the 300,000 shares of Common Stock issued and sold to Oasis Capital under the Purchase Agreement have been duly authorized by the Company and are validly issued, fully paid and non-assessable; and

ii.               5,333,333 shares of Common Stock have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, including receipt of the consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on January 8, 2019 and further consent to all references to us under the caption “Legal Matters” in the Prospectus Supplement and Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP